EXHIBIT 10.10

[SALMEDIX LETTERHEAD]

August 7, 2001

David S. Kabakoff, Ph.D.

P.O. Box 9151

16947 Circa Del Sur

Rancho Santa Fe, CA 92067

Dear David:

This letter will serve as the basis by which you will be employed by Salmedix, Inc. (the “Company”) as its Chief Executive Officer.

During your full-time employment beginning September 1, 2001, you will devote your time, attention and energy to the Company. In your capacity as Chief Executive Officer, you will perform such executive duties as are from time to time prescribed by the Board of Directors of the Company. Except as listed in Exhibit A attached to this letter, you will not, without the prior written consent of the Company’s Board of Directors, directly or indirectly, during the term of your employment: (a) render significant services of a business, professional or commercial nature to any other person or entity, either for compensation or otherwise; or (b) engage in any business activity competitive with or adverse to the Company’s business or welfare, whether alone, as a partner or member, or as an officer, director, employee or shareholder of another business entity.

A starting salary of $ 325,000 has been approved by the Board. Thereafter, for each fiscal year beginning January 1, 2002, your base salary will be annually reviewed and set by the Compensation Committee of the Board of Directors (or, if no such Committee is in existence, by the Board of Directors) and may be increased in its sole discretion based upon your performance and other factors. All base salary will be payable according to the Company’s standard policies.

In addition to the annual compensation provided for above, you will receive such fringe benefits as are made available generally to executive employees of the Company.

In addition, on September 1, 2001, you will be granted options to purchase 732,000 shares of the Company’s common stock (“Options”) at an exercise price equal to the fair market value of a share of common stock on such date The Options will be immediately exercisable. The Option shares will be initially unvested and subject to repurchase by the Company at the exercise price; you will acquire a vested interest in, and the Company’s repurchase right will lapse with respect to, (a) 25% of the Option shares upon your completion of 12 months of service from September 1, 2001 and (b) the balance of the Option shares in a series of 36 successive equal monthly installments upon your completion of each additional month of service thereafter.

David S. Kabakoff, Ph.D.

August 7, 2001

The initial term of your employment will be 12 months, unless extended by mutual agreement; provided, however, that unless the Company notifies you at least ninety (90) days prior to any relevant expiration date of its intention not to renew your employment, you employment will be, at your option and unless we mutually agree on a longer extension, automatically extended for additional successive one-year periods. However, your employment will terminate earlier upon (1) your death, (2) in the event you become physically or mentally disabled so as to become unable, for a period of more than 120 consecutive working days or for more than 120 working days in the aggregate during any 12-month period, to perform your duties hereunder on substantially a full-time basis, in which case the Company may, at its option, terminate your employment hereunder upon not less than thirty (30) days’ written notice, (3) Cause, and (4) without Cause upon not less than ninety (90) days’ written notice. For the purposes of this letter agreement, the Company will have “Cause” to terminate your employment hereunder upon (A) your indictment for a felony, or (B) the engaging by you in Misconduct (as defined below), or (C) the violation by you of any of the material provisions of this letter agreement or your Employee Proprietary Information and Inventions Agreement. If the Company terminates your employment without Cause, you will be entitled to six (6) months’ base salary at the then current annual rate, plus company-paid health benefits under COBRA, as severance pay, unless there has been a Change in Control (as defined below). In the event that there has been a Change in Control of the Company during the period in which you serve as Chief Executive Officer pursuant to this letter agreement, if, following such Change in Control, the Company terminates your employment without Cause, or if there is an Involuntary Termination (as defined below), you will be entitled to twelve (12) months’ base salary at the then current annual rate, plus company-paid health benefits under COBRA, as severance pay. In the event of payment of severance under this agreement, such severance will be paid monthly over the relevant severance period, but shall not include continuation of benefits or 401(k) contributions. Vesting of the Option shares will be immediately accelerated with respect to the number of months vesting as to which you are to receive such severance payments. Other than the benefits described in this letter, you will not be entitled to any other salary, benefits or bonus subsequent to termination.

The term “Change of Control” means either one of the following stockholder-approved transactions to which the Company is a party: (i) a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company.

The term “Involuntary Termination” means termination of your service by reason of: (i) your involuntary dismissal or discharge by the Company for reasons other than for Misconduct or (ii) your voluntary resignation following (A) a change in your position with the Company which materially reduces your duties and responsibilities or the level of management to which you report, (B) a reduction in your level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based incentive programs) by more than 15% or (C) a relocation of your place of employment by more than 50 miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

The term “Misconduct” means the commission of any act of fraud, embezzlement or dishonesty by you, any unauthorized use or disclosure by you of confidential information or trade secrets of the Company, or any other intentional misconduct by you adversely affecting the business or affairs of the Company in a material manner.

David S. Kabakoff, Ph.D.

August 7, 2001

If a Change in Control of the Company occurs and the Company does not survive the transaction as an entity, the Company will require the purchaser to assume the Company’s obligations hereunder, and if the purchaser is a subsidiary of a parent entity, the Company will require the parent entity to guarantee the performance of the obligations hereunder or to assume directly the obligations hereunder.

You also agree that for a period ending three (3) years after a termination of your employment with the Company, you will not (a) divert, directly or indirectly, any business of the Company to any other person or entity; (b) disrupt, damage, impair or interfere with the Company’s relationships with its employees, consultants, customers, agents or vendors; (c) directly or indirectly, solicit or otherwise include any person to leave his or her employment or service with the Company; or (d) attempt to do any of the foregoing.

No provisions of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by any party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this letter agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or considerations at the same or at any prior or subsequent time. This letter agreement will be binding upon and inure to the benefit of the Company, its successors and assigns and you and your heirs, executors, administrators and legal representatives. The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of California without reference to conflict of laws.

Your employment pursuant to this offer is contingent upon your executing a Proprietary Information and Inventions Agreement, and upon your providing the Company with the legally required proof of your identity and authorization to work in the United States.

As an employee of the Company, you will be required to comply with all Company policies and procedures. In particular, you will be required to familiarize yourself with and to comply with the Company’s policy prohibiting unlawful harassment and discrimination and its policy concerning the use of drugs or alcohol. Violations of these policies may lead to immediate termination of employment.

We agree that, with the exception of the subjects listed below, any and all disputes that the Company and you have with one another which arise out of your employment or under the terms of this letter agreement will be resolved through final and binding arbitration. This will include, without limitation, disputes relating to this letter agreement, your employment by the Company or the termination thereof, the stock options granted to you, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any state or local law or regulation now in existence or hereafter enacted and as amended from time to time concerning in any way the subject of your employment with the Company or its termination. The following exceptions will be resolved as required by law then in effect: (a) claims for benefits under the workers’ compensation, unemployment insurance and state disability insurance laws; (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright, trademark, or any other intellectual or confidential property held or sought by the Company; and (c) claims of employment discrimination or harassment brought under federal statutes. Binding arbitration will be conducted in San Diego County, California, in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. We each agree that, while the Company will bear the arbitrator’s fee and the administrative fees to be charged by the AAA, each of us will bear our own attorneys’ fees incurred in connection with the arbitration, and the arbitrator will have authority to award attorneys’ fees. You understand and agree that the arbitration will be instead of any civil litigation and that the arbitrator’s decision will be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

David S. Kabakoff, Ph.D.

August 7, 2001

This letter agreement will supersede all prior agreements and understandings between us, oral or written, with respect to your employment.

Please sign one copy of this letter below and return the fully executed letter to us. You should keep one copy of this letter for your own records.

Very truly yours,

SALMEDIX, INC,

/s/ BRIAN ATWOOD

Brian Atwood Director

ACCEPTED:

/s/ DAVID S. KABAKOFF

David S. Kabakoff
Date: 8/7/01

David S. Kabakoff, Ph.D.

August 7, 2001

EXHIBIT A

To

Kabakoff Employment Agreement

September 1, 2001

1.	President, Strategy Advisors, LLC

2.	Board Member, Universal Preservation Technologies, Inc.

3.	Board Member, Oasis Biosciences, Inc.

4.	Ad hoc consultant on drug development strategy for Cystic Fibrosis Foundation (CFF), and CFF Development Foundation

5.	Advisor to Lombard Odier & Cie Investment Funds